Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G/A, and any amendments hereto, relating to the ordinary shares, par value of US$0.16 per share of ICZOOM Group Inc., a Cayman Islands exempted company with limited liability whose principal place of business is in Shenzhen, China, shall be filed on behalf of the undersigned.

October 25, 2024

Xuyan Development Limited

By:	/s/ Lei Xia
	Name:	Lei Xia
	Title:	Sole Shareholder

By:	/s/ Lei Xia
	Name:	Lei Xia